STOCK PLEDGE AGREEMENT


In order to secure payment of the promissory note dated
March 27, 2006 (the "Note") payable to Shmuel Bentov, his wife Ronit BenTov, sons Jonathan BenTov and Yaneev BenTov (the "Bentovs"), in the principal amount of five million three hundred fifty thousand dollars ($5,350,000.00), which Note Helios & Matheson Information Technology Ltd., ("Promisor") delivered in connection with the purchase of 1,024,697 shares fully diluted equity shares of The A Consulting Team Inc. ("TACT"), the Promisor hereby grants the Bentovs a security interest in, and pledges to the Bentovs, the following securities and other property:

PROPERTY: 1,024,697 shares of TACT's Common Stock (the
"Common Stock" or the "Collateral") delivered to and deposited with Pledge Holder, Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP, or any other escrow party acceptable to both the Sellers Bentovs and the Promisor, "Pledge Holder", as collateral for the Note; and

Pledge Holder shall hold the Collateral in accordance with the following terms and provisions:

1.	Warranties and Covenants.

a) The Promisor hereby warrants that the Promisor is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, advance claims and other security interests (other than those created hereby). The Common Stock pledged by Promisor shall be held in trust by the Pledge Holder for the benefit of Promisor and shall not be alienated or encumbered in any manner during the time the pledge exists.

b) The pledge of the Common Stock pursuant to this Agreement creates and will create a valid and perfected first priority security interest in and valid lien on the Common Stock, securing the payment of the Promisor's obligations under the Note, subject to no prior security interest, lien, charge or encumbrance or to any agreement purporting to grant any third party a security interest in the Common Stock. Further, the Promisor hereby authorizes the Bentovs or their agents or assigns to prepare and file one or more UCC Financing Statements relating to the Common Stock in all jurisdictions deemed necessary by the Bentovs.

(c)	The Promisor, at its cost and expense, shall protect
and defend the Common Stock, this Agreement and all of the rights of the Bentovs hereunder against all claims and demands of other parties. The Promisor shall pay all claims and charges that in the reasonable opinion of the Bentovs might prejudice, imperil or otherwise affect the Common Stock. The Promisor shall promptly notify the Bentovs of any levy, distraint or other seizure, by legal process or otherwise, of all or any part of the Common Stock and of any threatened or filed claims or proceedings that might in any way affect or impair the terms of this Agreement.

	(d)	If the Promisor shall fail to pay any taxes, assessments,
expenses or charges, to keep all of the Common Stock free from other security interests, encumbrances or claims, or to perform otherwise as required herein, the Bentovs may advance the monies necessary to pay the same or to so perform and such monies shall be added to the principal amount of the Note.


2.	Substitute Collateral: Pledge Holder, on behalf of
the Bentovs may, accept other property of the Promisor in exchange for all or part of the Collateral and release Collateral to the Promisor to the extent necessary to effect such exchange, and in such event the money, property or securities received in the exchange shall be held by Pledge Holder as substitute security for the Note. If Promisor at any point after the execution of this Agreement is able to procure a letter of credit or bank guarantee or any other form of collateral acceptable to the Bentovs, and if the Buyer requests the Bentovs to cancel the Common
 Stock pledge and accept the new collateral, then the Bentovs will accept the new collateral and not unreasonably withhold the acceptance.

3.	Release of Collateral. Upon payment or prepayment of
principal under the Note to the Pledge Holder for the Bentovs, together with payment of all accrued interest to date, the Collateral hereunder shall be released from pledge and returned to the Promisor.

If Bentov's Employment Agreement with TACT is terminated, except for termination without cause, the Collateral hereunder shall be released from pledge and returned to the Promisor within three days.

4.	Purpose of Stock Pledge and Promissory Note. The Promissory
Note is for the purpose of securing Deferred Payouts to the Sellers under an even dated Stock Purchase Agreement ("SPA"). The Deferred Payout section of the Stock Purchase Agreement is reproduced here for reference:

       2.02 (a) $8,750,000 Payout Amount. Buyer will pay a total of Eight Million Seven Hundred Fifty Thousand United States Dollars (USD $8,750,000)
 ("Payout Amount") as per the following structure:

1. First Payment of Three Million Four Hundred Thousand Dollars
(US$3,400,000) upon signing of definitive documents ("Closing");
2. Second Payment of Three Hundred Fifty Thousand Dollars (USD $350,000) within Six (6) months from Closing;
3. Third Payment of Two Million Five Hundred Thousand Dollars
(USD $2,500,000) plus interest thereon on the first anniversary of Closing ("Anniversary Date"); and
4. Fourth Payment of Two Million Five Hundred Thousand Dollars
(US $2,500,000) plus interest thereon on the second anniversary of Closing ("Anniversary Date").Payments under Section 2.02 (a), 3, and 4 will be referred to as Deferred Payouts


5. Event of Default for Payment under SPA 2.02 (a) 3.

The failure of the Promisor to pay the Deferred Payout under SPA Section 2.02 (a) 3, when due, shall constitute a Default. In the event of this Default, and after the passing of 45 days, and after serving two written notices to the Promisor, the Promisor shall instruct the Pledge Holder to release the Common Stock to the Bentovs.

6. Event of Default for Payment under SPA 2.02 (a) 4.

The failure of the Promisor to pay the Deferred Payout under SPA
Section 2.02 (a) 4, when due, shall constitute Default. In the event of this Default, and after the passing of 45 days, and after serving two written notices to the Promisor, Bentovs and Promisor will give joint instructions to the Pledge Holder.

7.	Applicable Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of New York and shall be binding upon the executors, administrators, heirs and assigns of the Promisor.

8.	Arbitration. Any controversy between the parties hereto
involving the construction or application of any terms, covenants or conditions of this Agreement or the Note, or any claims arising out of or relating to this Agreement or the Note, or the breach hereof or thereof, will be submitted to and settled by final and binding arbitration in New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement or the Note, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

9.	Severability. If any provision of this Agreement is held to
be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

10. The Stock Purchase Agreement, the Stock Pledge Agreement, the
Promissory Note, the Escrow Agreement, all dated March 28, 2006, and the Bentov Employment Agreement dated December 1, 2005 are all to be read together for interpretation of the entire transaction.


IN WITNESS WHEREOF, this Agreement has been executed by the Promisor on this 30th day of March, 2006.


Promisor: Helios & Matheson Information Technology Ltd.

/s/V. Ramachandiran
__________________________
By: V. Ramachandiran, Chairman


/s/Shmuel Bentov
__________________________
Shmuel Bentov,


/s/Ronit Bentov
__________________________
Ronit Bentov,


/s/Jonathan Bentov
__________________________
Jonathan Bentov


/s/Yaneev Bentov
__________________________
Yaneev Bentov